Exhibit 99.1

NETLIST APPOINTS JUN S. CHO AND VINCE SHEERAN TO BOARD OF DIRECTORS

IRVINE, CALIFORNIA, November 5, 2014 - Netlist, Inc. (NASDAQ: NLST), a leading provider of high performance and hybrid memory solutions for the cloud computing and storage markets, today announced that Jun S. Cho and Vince Sheeran have been appointed to the Company’s Board of Directors.

As the current General Counsel to Fiat Chrysler Asia Pacific and Vice President of Chrysler Group LLC, Jun S. Cho brings considerable Asia Pacific legal and commerce background to Netlist’s Board of Directors. He has more than 16 years of experience as legal counsel for the Chrysler Group and over 10 years of experience in the Asia Pacific region heading up Fiat Chrysler’s initiatives in technology licensing, product distribution, M&A transactions and joint ventures, from his bases in Beijing and Shanghai. Prior to Chrysler, Cho developed his legal specialties in international financing and corporate transactions working for top global-reaching law firms including Debevoise & Plimpton in New York, Kim & Chang in Seoul, Korea and Arnold & Porter in Washington D.C. Cho holds a J.D. degree from the New York University School of Law and is admitted to the bar in the state of New York and in Washington D.C. He received his undergraduate degree in economics from the College of William and Mary.

Vince Sheeran brings more than 30 years of experience in the software and business services industries for global organizations. He currently serves as Chief Executive Officer of MarginPoint, a leading provider of cloud-based indirect material management solutions in Laguna Hills, California. He possesses a wide-ranging technology background in sales management, product strategy and technical marketing, having previously served as Chief Executive Officer of UltraLink, Inc. and Wherify Wireless, and in senior executive positions at Epicor, a global leader in business software solutions. Sheeran holds a B.S. degree in management and management information sciences from the Moore School of Business at the University of South Carolina.

“We are thrilled to have Jun and Vince, current executives with extensive experiences relevant to Netlist, join our Board of Directors,” said C.K. Hong, Chairman and CEO of Netlist. “Jun’s breadth of knowledge and network in the Asia Pacific region is unmatched and will be invaluable as we roll out new products and businesses in those markets over the next couple years. Vince’s broad technology management and marketing expertise will play an important role in the coming years as we continue to unfold our intellectual property strategy and new product initiatives.”

About Netlist:

Netlist, Inc. designs and manufactures high-performance, logic-based memory subsystems for server and storage applications for cloud computing. Netlist’s flagship products include NVvault™ and EXPRESSvault™ family of products that significantly accelerate system performance and provide mission critical fault tolerance, HyperCloud®, a patented memory technology that breaks traditional performance barriers, and a broad portfolio of industrial Flash and specialty memory subsystems including VLP (very low profile) DIMMs and Planar-X RDIMMs. Netlist has steadily invested in and grown its worldwide IP portfolio, which now includes 51 issued and granted patents and more than 30 U.S. and foreign pending patent applications in the areas of high performance memory and hybrid memory technologies.

Netlist develops technology solutions for customer applications in which high-speed, high-capacity, small form factor and efficient heat dissipation are key requirements for system memory. These customers include OEMs that design and build tower, rack-mounted, and blade servers, high-performance computing clusters, engineering workstations and telecommunications equipment. Founded in 2000, Netlist is headquartered in Irvine, CA with manufacturing facilities in Suzhou, People’s Republic of China. Learn more at www.netlist.com.

Safe Harbor Statement:

This news release contains forward-looking statements regarding future events and the future performance of Netlist. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those expected or projected. These risks and uncertainties include, but are not limited to, risks associated with the launch and commercial success of our products, programs and technologies; the success of product partnerships; continuing development, qualification and volume production of EXPRESSvault™, NVvault™, HyperCloud® and VLP Planar-X RDIMM; the timing and magnitude of the anticipated decrease in sales to our key customer; our ability to leverage our NVvault™ technology in a more diverse customer base; the rapidly-changing nature of technology; risks associated with intellectual property, including patent infringement litigation against us as well as the costs and unpredictability of litigation over infringement of our intellectual property and the possibility of our patents being reexamined by the United States Patent and Trademark office; volatility in the pricing of DRAM ICs and NAND; changes in and uncertainty of customer acceptance of, and demand for, our existing products and products under development, including uncertainty of and/or delays in product orders and product qualifications; delays in the Company’s and its customers’ product releases and development; introductions of new products by competitors; changes in end-user demand for technology solutions; the Company’s ability to attract and retain skilled personnel; the Company’s reliance on suppliers of critical components and vendors in the supply chain; fluctuations in the market price of critical components; evolving industry standards; and the political and regulatory environment in the People’s Republic of China. Other risks and uncertainties are described in the Company’s annual report on Form 10-K filed on March 18, 2014, and subsequent filings with the U.S. Securities and Exchange Commission made by the Company from time to time. Except as required by law, Netlist undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please contact:

Brainerd Communicators, Inc.

Mike Smargiassi/Jenny Perales

NLST@braincomm.com

(212) 986-6667